Exhibit 99.1

July 21, 2021	FOR IMMEDIATE RELEASE

CONTACT: Kelly Polonus, Great Southern, (417) 895-5242

kpolonus@greatsouthernbank.com

Great Southern Bancorp, Inc. Reports Preliminary Second Quarter Earnings of

$1.46 Per Diluted Common Share

Preliminary Financial Results and Other Matters for the Quarter and Six Months Ended June 30, 2021:

•	CECL Adoption: As previously disclosed, effective January 1, 2021, Great Southern Bancorp, Inc. (the Company) adopted the Current Expected Credit Loss (CECL) accounting standard. The Company’s financial statements for periods prior to January 1, 2021, were prepared under the incurred loss accounting standard. The adoption of the CECL accounting standard during the first quarter of 2021 required us to recognize a one-time cumulative adjustment to our allowance for credit losses and a liability for potential losses related to the unfunded portion of our loans and commitments in order to fully transition from the incurred loss model to the CECL model.
•	Significant Income and Expense Items: During the three months ended June 30, 2021, the Company recorded interest income of $1.1 million related to net deferred fee income accretion on Paycheck Protection Program (PPP) loans. Net fees are accreted over the loan term with remaining deferred fees recorded in interest income when the loans pay off. During the first and second quarter of 2021, almost all of the remaining loans from the original round of PPP were repaid by the Small Business Administration (SBA) in accordance with the borrower forgiveness terms of the PPP. We expect more PPP loans from the most recent round of PPP will repay in full during the second half of 2021. At June 30, 2021, remaining net deferred fees related to PPP loans totaled $3.7 million. In addition, for the three months ended June 30, 2021, based upon the Company’s assumptions, estimates and CECL credit loss methodology, the Company recorded a negative provision for credit losses of $1.0 million related to its outstanding loans. The Company also recorded a negative provision for unfunded commitments of $307,000. The after-tax effect of these credit provision items on earnings was $0.07 per diluted share.
•	Total Loans: Total gross loans (including the undisbursed portion of loans), excluding FDIC-assisted acquired loans and mortgage loans held for sale, decreased $40.0 million, or 0.8%, from December 31, 2020, to June 30, 2021. This decrease was primarily in construction loans, commercial business loans and consumer auto loans. This decrease was partially offset by increases in other residential (multi-family) loans, single family real estate loans and commercial real estate loans. The FDIC-assisted acquired loan portfolios decreased $14.3 million during the six months ended June 30, 2021. Outstanding net loan receivable balances decreased $82.5 million, from $4.30 billion at December 31, 2020 to $4.21 billion at June 30, 2021.
•	Asset Quality: Non-performing assets and potential problem loans, including those acquired in FDIC-assisted transactions, totaled $13.3 million at June 30, 2021, a decrease of $2.7 million from $16.0 million at March 31, 2021 and a decrease of $686,000 from $14.0 million at December 31, 2020. At June 30, 2021, non-performing assets, including those acquired in FDIC-assisted transactions, were $8.6 million (0.15% of total assets), a decrease of $2.3 million from $10.9 million (0.19% of total assets) at March 31, 2021 and an increase of $465,000 from $8.1 million (0.14% of total assets) at December 31, 2020. Excluding FDIC-acquired assets, non-performing assets and potential problem loans totaled $8.9 million (0.16% of total assets) at June 30, 2021, and non-performing assets were $5.5 million (0.10% of total assets).
•	Net Interest Income: Net interest income for the second quarter of 2021 increased $1.2 million (or approximately 2.8%) to $44.7 million compared to $43.5 million for the second quarter of 2020. Net interest income was $44.1 million for the first quarter of 2021. Net interest margin was 3.35% for the quarter ended June 30, 2021, compared to 3.39% for the second quarter of 2020. The decrease in net interest margin compared to the second quarter of 2020 was the result of changes in the asset mix, with average cash equivalents increasing $193 million and average investment securities increasing $27 million. The positive impact on net interest margin from the additional yield accretion on acquired loan pools that was recorded during the periods was 4 and 12 basis points for the quarters ended June 30, 2021 and June 30, 2020, respectively. Core net interest margin, which excludes the impact of the yield accretion, was 3.31% and 3.27% for the three months ended June 30, 2021 and 2020, respectively. For further discussion of the additional yield accretion of the discount on acquired loan pools, see “Net Interest Income.”

•	Capital: The capital position of the Company continues to be strong, significantly exceeding the thresholds established by regulators. On a preliminary basis, as of June 30, 2021, the Company’s Tier 1 Leverage Ratio was 11.0%, Common Equity Tier 1 Capital Ratio was 13.0%, Tier 1 Capital Ratio was 13.6%, and Total Capital Ratio was 18.1%.

Springfield, Mo. – Great Southern Bancorp, Inc. (NASDAQ:GSBC), the holding company for Great Southern Bank, today reported that preliminary earnings for the three months ended June 30, 2021, were $1.46 per diluted common share ($20.1 million available to common shareholders) compared to $0.93 per diluted common share ($13.2 million available to common shareholders) for the three months ended June 30, 2020.

Preliminary earnings for the six months ended June 30, 2021, were $2.82 per diluted common share ($39.0 million available to common shareholders) compared to $1.98 per diluted common share ($28.1 million available to common shareholders) for the six months ended June 30, 2020.

For the quarter ended June 30, 2021, annualized return on average common equity was 12.84%, annualized return on average assets was 1.44%, and annualized net interest margin was 3.35%, compared to 8.45%, 0.98% and 3.39%, respectively, for the quarter ended June 30, 2020. For the six months ended June 30, 2021, annualized return on average common equity was 12.51%, return on average assets was 1.41%, and annualized net interest margin was 3.38%, compared to 9.18%, 1.08% and 3.61%, respectively, for the six months ended June 30, 2020.

Great Southern President and CEO Joseph W. Turner commented, “We are pleased with our second quarter earnings and continued strong financial position. While overall economic conditions improved in the second quarter, uncertainty regarding the timing and magnitude of the recovery remains. Our associates’ continued focus on taking care of our customers’ lending, deposit and other financial needs has enabled us to achieve strong operating results. We earned $20.1 million ($1.46 per diluted common share) in the second quarter of 2021, compared to $13.2 million ($0.93 per diluted common share) for the same period in 2020. Increased earnings were driven by higher net gains on mortgage loan sales, increased point-of-sale debit card and ATM fees, and negative credit loss provisions for both our funded loan portfolio and unfunded commitments. Importantly, our pre-provision net revenue continues to increase. Earnings performance ratios improved with an annualized return on average assets of 1.44%, annualized return on average equity of 12.84%, and efficiency ratio of 55.63%. While our net interest margin has been somewhat impacted by increased deposits and resulting changes in asset mix, net interest income was $88.8 million in the first half of 2021, up from $88.4 million in the first half of 2020. In addition, compared to the 2020 six-month period, in the 2021 six-month period we had $2.3 million less in accretion income on FDIC-acquired loans and $2.0 million more in interest expense as a result of the subordinated notes we issued in June 2020. Overall, funding costs continued to decline during the second quarter of 2021 as time deposits continue to reprice lower upon maturity.

“As we anticipated, overall loan growth decreased from the end of 2020, which is a reflection of how loan growth has a tendency to ebb and flow over relatively short periods, dependent on economic and other factors. So far this year, loan production and activity in our markets has been vigorous, but repayments, including customers refinancing or selling stabilized projects that collateralize loans or completing the process of debt forgiveness for PPP loans, have created significant headwinds. Our pipeline of loan commitments and unfunded loans remains strong and increased from the end of the first quarter of 2021.”

Turner added, “Credit quality metrics remained excellent during the second quarter. At June 30, 2021, excluding FDIC-acquired assets, non-performing assets were $5.5 million, a decrease of $1.2 million from March 31, 2021. Non-performing assets to period-end assets were 0.15% at the end of the second quarter. Pandemic-related loan modifications totaled $92 million at the end of June 2021, down from $146 million at the end of March 2021 and $251 million at December 31, 2020.

“With our favorable credit quality and strong capital position, we announced that we will redeem $75 million of subordinated notes in August 2021. These subordinated notes have an interest rate of 5.25% and, since their issuance in 2016, the Company has recorded annual interest expense of approximately $4.3 million related to these notes.”

COVID-19 Impact to Our Business and Response

Great Southern is actively monitoring and responding to the effects of the COVID-19 pandemic, including the administration of vaccines in our local markets. As always, the health, safety and well-being of our customers, associates and communities, while maintaining uninterrupted service, are the Company’s top priorities. Centers for Disease Control and Prevention (CDC) guidelines, as well as directives from federal, state and local officials, are being closely followed to make informed operational decisions.

The Company continues to work diligently with its nearly 1,200 associates to enforce the most current health, hygiene and social distancing practices. A significant number of non-frontline associates continue to work from home. Teams in nearly every operational department have been split, with part of each team working at an off-site disaster recovery facility to promote social distancing and to avoid service disruptions. To date, there have been no service disruptions or reductions in staffing. With the advent of COVID-19 vaccinations in the Company’s markets, plans are being considered to allow associates working from home or other sites to return to their normal workplace beginning in the third quarter of 2021, dependent on health and safety conditions.

As always, customers can conduct their banking business using the banking center network, online and mobile banking services, ATMs, Telephone Banking, and online account opening services. As health conditions in local markets dictate, Great Southern banking center lobbies are open following social distancing and health protocols. Great Southern continues to work with customers experiencing hardships caused by the pandemic. As a resource to customers, a COVID-19 information center continues to be available on the Company’s website, www.GreatSouthernBank.com. General information about the Company’s pandemic response, how to receive assistance, and how to avoid COVID-19 scams and fraud are included.

Paycheck Protection Program Loans

Great Southern has actively participated in the PPP through the SBA. The PPP has been met with very high demand throughout the country, resulting in a second round of funding in 2021 through an amendment to the Coronavirus Aid, Relief, and Economic Security Act (CARES Act). In the earlier round of the PPP, we originated approximately 1,600 PPP loans totaling approximately $121 million. As of July 12, 2021, full forgiveness proceeds have been received from the SBA for 1,578 of these PPP loans totaling approximately $120 million.

On December 27, 2020, the Economic Aid to Hard-Hit Small Businesses, Nonprofits and Venues Act authorized the reopening of the PPP for eligible first-draw and second-draw borrowers which began on January 19, 2021, and had an original expiration date of March 31, 2021. On March 30, 2021, the PPP Extension Act of 2021 was signed, extending the PPP an additional two months to May 31, 2021, along with an additional 30-day period for the SBA to process applications that were still pending as of May 31, 2021. In the most recent round of the PPP, we funded approximately 1,650 PPP loans totaling approximately $58 million. As of July 12, 2021, full forgiveness proceeds have been received from the SBA for 13 of these PPP loans totaling approximately $2 million.

Great Southern receives fees from the SBA for originating these loans based on the amount of each loan. At June 30, 2021, remaining net deferred fees related to PPP loans totaled $3.7 million. The fees, net of origination costs, are deferred in accordance with standard accounting practices and will be accreted to interest income on loans over the contractual life of each loan. These loans generally have a contractual maturity of two years from origination date, but may be repaid or forgiven (by the SBA) sooner. If these loans are repaid or forgiven prior to their contractual maturity date, the remaining deferred fee for such loan will be accreted to interest income on loans immediately. We expect a portion of these remaining net deferred fees will accrete to interest income in the third and fourth quarters of 2021. In the three and six months ended June 30, 2021, Great Southern recorded approximately $1.1 million and $2.3 million, respectively, of net deferred fees in interest income on PPP loans.

Loan Modifications

At June 30, 2021, we had remaining 15 modified commercial loans with an aggregate principal balance outstanding of $91 million and 30 modified consumer and mortgage loans with an aggregate principal balance outstanding of $876,000. These balances have decreased from $233 million and $18 million, respectively, for these loan categories at December 31, 2020. The loan modifications are within the guidance provided by the CARES Act, the federal banking regulatory agencies, the Securities and Exchange Commission and the Financial Accounting Standards Board (FASB); therefore, they are not considered troubled debt restructurings. At June 30, 2021, the largest total modified loans by collateral type were in the following categories: hotel/motel - $29 million; retail - $22 million; healthcare - $18 million; multifamily - $11 million.

A portion of the loans modified at June 30, 2021, may be further modified, and new loans may be modified, within the guidance provided by the CARES Act (and subsequent legislation enacted in December 2020), the federal banking regulatory agencies, the SEC and the FASB if a more severe or lengthier deterioration in economic conditions occurs in future periods.

Selected Financial Data:

(In thousands, except per share data)	Three Months Ended June 30,		Six Months Ended June 30,

	2021	2020	2021	2020
Net interest income	$44,684	$43,455	$88,773	$88,393
Provision (credit) for credit losses on loans and unfunded commitments	(1,307)	6,000	(1,681)	9,871
Non-interest income	9,585	8,261	19,321	15,627
Non-interest expense	30,191	29,349	60,512	60,163
Provision for income taxes	5,271	3,164	10,281	5,915
Net income and net income available to common shareholders	$20,114	$13,203	$38,982	$28,071

Earnings per diluted common share	$1.46	$0.93	$2.82	$1.98

NET INTEREST INCOME

Net interest income for the second quarter of 2021 increased $1.2 million to $44.7 million, compared to $43.5 million for the second quarter of 2020. Net interest margin was 3.35% in the second quarter of 2021, compared to 3.39% in the same period of 2020, a decrease of four basis points. For the three months ended June 30, 2021, the net interest margin decreased six basis points compared to the net interest margin of 3.41% in the three months ended March 31, 2021. In comparing the 2021 and 2020 second quarter periods, the average yield on loans decreased 31 basis points while the average rate on interest-bearing deposits declined 61 basis points. The margin compression resulted from changes in the asset mix, with average cash equivalents increasing $193 million and average investment securities increasing $27 million. Without this additional liquidity, the net interest margin would have been 11 basis points higher. The cost of the subordinated notes issued in June 2020 also decreased net interest margin by seven basis points in the quarter ended June 30, 2021 compared to the quarter ended June 30, 2020. In addition, the yield accretion on FDIC-acquired loans was eight basis points lower during the second quarter of 2021 compared to the second quarter of 2020. The average interest rate spread was 3.18% for the three months ended June 30, 2021, compared to 3.12% for the three months ended June 30, 2020 and 3.23% for the three months ended March 31, 2021.

Net interest income for the six months ended June 30, 2021 increased $380,000 to $88.8 million compared to $88.4 million for the six months ended June 30, 2020. Net interest margin was 3.38% in the six months ended June 30, 2021, compared to 3.61% in the same period of 2020, a decrease of 23 basis points. The decrease in the margin comparing the six months ended June 30, 2021 to the six months ended June 30, 2020, was primarily due to the same factors as discussed above for the comparison of the current year second quarter margin to the prior year second quarter margin. The margin compression primarily resulted from changes in the asset mix, with average cash equivalents increasing $262 million and average investment securities increasing $28 million. Without this additional liquidity, the net interest margin would have been 16 basis points higher. In addition, the yield accretion on FDIC-acquired loans was 10 basis points lower during the first six months of 2021 compared to the same period in 2020. The average interest rate spread was 3.20% for the six months ended June 30, 2021, compared to 3.32% for the six months ended June 30, 2020.

Additionally, the Company’s net interest income included accretion of net deferred fees related to PPP loans originated in 2020 and 2021. The amount of net deferred fees recognized in interest income was $1.1 million in the three months ended June 30, 2021 compared to $1.2 million in the three months ended March 31, 2021. The amount of net deferred fees recognized in interest income was $2.3 million in the six months ended June 30, 2021. No significant net deferred fees on PPP loans were recognized in interest income during the six months ended June 30, 2020 as no loan forgiveness and repayment occurred in that time period.

In October 2018, the Company entered into an interest rate swap transaction as part of its ongoing interest rate management strategies to hedge the risk of its floating rate loans. The notional amount of the swap was $400 million with a contractual termination date in October 2025. As previously disclosed by the Company, on March 2, 2020, the Company and its swap counterparty mutually agreed to terminate this swap, effective immediately. The Company received a payment of $45.9 million, including accrued but unpaid interest, from its swap counterparty as a result of this termination. This $45.9 million, less the accrued interest portion and net of deferred income taxes, is reflected in the Company’s stockholders’ equity as Accumulated Other Comprehensive Income and a portion of it is being accreted to interest income on loans monthly through the original contractual termination date of October 6, 2025. The Company recorded interest income related to the swap of $2.0 million and $2.0 million in the three months ended June 30, 2021 and 2020, respectively. The Company recorded interest income related to the swap of $4.0 million and $3.6 million in the six months ended June 30, 2021 and 2020, respectively. The Company currently expects to have an amount of eligible variable rate loans to continue to accrete this interest income in future periods. If this expectation changes and the amount of eligible variable rate loans decreases significantly, the Company may be required to recognize this interest income more rapidly.

Previously, the Company’s net interest income and margin have been positively impacted by significant additional yield accretion recognized in conjunction with updated estimates of the fair value of the loan pools acquired in its FDIC-assisted transactions. For each of the loan portfolios acquired, the cash flow estimates increased during the prior periods, based on payment histories and reduced credit loss expectations. This resulted in increased income that has been spread, on a level-yield basis, over the remaining expected lives of the loan pools (and, therefore, has decreased over time). Because the balance of these adjustments will be recognized generally over the remaining lives of the loan pools, they will impact future periods as well. The remaining accretable yield adjustment that will affect interest income was $885,000 at June 30, 2021. Of the remaining adjustments affecting interest income, we expect to recognize $453,000 of interest income during the remainder of 2021. As previously noted, we adopted the new accounting standard related to accounting for credit losses as of January 1, 2021. With the adoption of this standard, there is no reclassification of discounts from non-accretable to accretable subsequent to December 31, 2020. All adjustments made prior to December 31, 2020 will continue to be accreted to interest income.

The impact to income of adjustments on all portfolios acquired in FDIC-assisted transactions for the reporting periods presented is shown below:

	Three Months Ended
	June 30, 2021		June 30, 2020

	(In thousands, except basis points data)
Impact on net interest income/ net interest margin (in basis points)	$428	4 bps	$1,537	12 bps

	Six Months Ended
	June 30, 2021		June 30, 2020

	(In thousands, except basis points data)
Impact on net interest income/ net interest margin (in basis points)	$1,119	4 bps	$3,403	14 bps

For the three months ended June 30, 2021, core net interest margin, which excludes the impact of the additional yield accretion, was 3.31%. This was an increase of four basis points when compared to the core net interest margin of 3.27% for the three months ended June 30, 2020. For the six months ended June 30, 2021, core net interest margin was 3.34%. This was a decrease of 13 basis points when compared to the core net interest margin of 3.47% for the six months ended June 30, 2020. The June 30, 2021 three-month and six-month periods includes the full effect of the interest expense on the subordinated notes issued in June 2020.

For additional information on net interest income components, see the “Average Balances, Interest Rates and Yields” tables in this release.

NON-INTEREST INCOME

For the quarter ended June 30, 2021, non-interest income increased $1.3 million to $9.6 million when compared to the quarter ended June 30, 2020, primarily as a result of the following items:

•	Net gains on loan sales: Net gains on loan sales increased $772,000 compared to the prior year quarter. The increase was due to an increase in originations of fixed-rate single-family mortgage loans during the 2021 period compared to the 2020 period. Fixed rate single-family mortgage loans originated are generally subsequently sold in the secondary market. These loan originations increased substantially when market interest rates decreased to historically low levels in 2020.
•	Point-of-sale and ATM fees: Point-of-sale and ATM fees increased $967,000 compared to the prior year period. This increase was primarily due to a reduction in customer usage in the second quarter of 2020 as the COVID-19 pandemic caused many businesses to close and large portions of the U. S. population were required to stay at home for a period of time. In the quarter ended June 30, 2021, debit card and ATM usage by customers was back to normal levels, and in some cases, increased levels of activity.
•	Other income: Other income decreased $740,000 compared to the prior year quarter. In the 2020 period, the Company recognized approximately $823,000 of fee income related to newly-originated interest rate swaps in the Company’s back-to-back swap program with loan customers and swap counterparties. Fewer of these types of transactions occurred in the current quarter, resulting in less fee income.

For the six months ended June 30, 2021, non-interest income increased $3.7 million to $19.3 million when compared to the six months ended June 30, 2020, primarily as a result of the following items:

•	Net gains on loan sales: Net gains on loan sales increased $2.9 million compared to the prior year period. The increase was due to an increase in originations of fixed-rate single-family mortgage loans during the 2021 period compared to the 2020 period. As noted above, these loan originations increased substantially when market interest rates decreased to historically low levels in 2020.
•	Point-of-sale and ATM fees: Point-of-sale and ATM fees increased $1.5 million compared to the prior year period. This increase was due to the same conditions as noted above.
•	Gain (loss) on derivative interest rate products: In the 2021 period, the Company recognized a gain of $295,000 on the change in fair value of its back-to-back interest rate swaps related to commercial loans. In the 2020 period, the Company recognized a loss of $514,000 on the change in fair value of its back-to-back interest rate swaps related to commercial loans. Generally, as market interest rates increase, this creates a net increase in the fair value of these instruments. This is a non-cash item as there was no required settlement of this amount between the Company and its swap counterparties.
•	Other income: Other income decreased $1.4 million compared to the prior year period. In the 2020 period, the Company recognized approximately $1.3 million of fee income related to newly-originated interest rate swaps in the Company’s back-to-back swap program with loan customers and swap counterparties, with fewer of these transactions and related fee income generated in the current period. The Company also recognized approximately $441,000 in income related to the exit of certain tax credit partnerships during the six months ended June 30, 2020.

NON-INTEREST EXPENSE

For the quarter ended June 30, 2021, non-interest expense increased $843,000 to $30.2 million when compared to the quarter ended June 30, 2020, primarily as a result of the following item:

•	Salaries and employee benefits: Salaries and employee benefits increased $1.1 million from the prior year quarter. The increase was primarily due to annual employee compensation merit increases and increased incentives in the operations and lending areas, including mortgage lending where new loan originations and sales of many of these loans increased. In addition, compensation expense was lower in the 2020 period by approximately $400,000 compared to the 2021 period as a result of loan origination costs which were deferred and amortized.

For the six months ended June 30, 2021, non-interest expense increased $349,000 to $60.5 million when compared to the six months ended June 30, 2020, primarily as a result of the following items:

•	Insurance: Insurance expense increased $603,000 compared to the prior year period. This increase was primarily due to an increase in FDIC deposit insurance premiums. In 2020, the Company had a credit with the FDIC for a portion of premiums previously paid to the deposit insurance fund. The remaining deposit insurance fund credit was utilized in 2020 in addition to $157,000 in premiums being due for the six months ended June 30, 2020, while the premium expense was $713,000 in the six months ended June 30, 2021.
•	Expense on other real estate owned and repossessions: Expense on other real estate owned and repossessions decreased $377,000 compared to the prior year period primarily due to sales of most foreclosed assets and a smaller amount of repossessed automobiles in the current period, plus higher valuation write-downs of certain foreclosed assets during the prior year period. During the 2020 period, sales and valuation write-downs of certain foreclosed assets totaled a net expense of $142,000, while sales and valuation write-downs in the 2021 period totaled a net gain of $29,000.

The Company’s efficiency ratio for the quarter ended June 30, 2021, was 55.63% compared to 56.75% for the same quarter in 2020. The efficiency ratio for the six months ended June 30, 2021, was 55.98% compared to 57.84% for the same period in 2020. In the three- and six-month periods ended June 30, 2021, the improved efficiency ratio was due to an increase in net interest income and an increase in non-interest income, partially offset by an increase in non-interest expense. The Company’s ratio of non-interest expense to average assets was 2.16% and 2.19% for the three and six months ended June 30, 2021, respectively, compared to 2.17% and 2.32% for the three and six months ended June 30, 2020. Average assets for the three months ended June 30, 2021, increased $181.6 million, or 3.4%, from the three months ended June 30, 2020, primarily due to increases in investment securities and interest bearing cash equivalents, offset by a decrease in net loans receivable. Average assets for the six months ended June 30, 2021, increased $343.6 million, or 6.6%, from the six months ended June 30, 2020, primarily due to increases in loans receivable, investment securities and interest bearing cash equivalents.

INCOME TAXES

For the three months ended June 30, 2021 and 2020, the Company's effective tax rate was 20.8% and 19.3%, respectively. For the six months ended June 30, 2021 and 2020, the Company's effective tax rate was 20.9% and 17.4%, respectively. These effective rates were at or below the statutory federal tax rate of 21%, due primarily to the utilization of certain investment tax credits and to tax-exempt investments and tax-exempt loans, which reduced the Company’s effective tax rate. The Company’s effective tax rate may fluctuate in future periods as it is impacted by the level and timing of the Company’s utilization of tax credits, the level of tax-exempt investments and loans, the amount of taxable income in various state jurisdictions and the overall level of pre-tax income. The higher effective tax rate in the 2021 six-month period was due to higher overall income, lower levels of low income housing tax credits and less tax-exempt interest income compared to prior periods. The Company's effective income tax rate is currently generally expected to remain at or below the statutory federal tax rate due primarily to the factors noted above. The Company currently expects its effective tax rate (combined federal and state) will be approximately 20.0% to 21.0% in future periods.

CAPITAL

As of June 30, 2021, total stockholders’ equity and common stockholders’ equity were each $629.6 million (11.3% of total assets), equivalent to a book value of $46.09 per common share. Total stockholders’ equity and common stockholders’ equity at December 31, 2020, were each $629.7 million (11.4% of total assets), equivalent to a book value of $45.79 per common share. At June 30, 2021, the Company’s tangible common equity to tangible assets ratio was 11.2%, compared to 11.3% at December 31, 2020. Included in stockholders’ equity at June 30, 2021 and December 31, 2020, were unrealized gains (net of taxes) on the Company’s available-for-sale investment securities totaling $15.5 million and $23.3 million, respectively. This decrease in unrealized gains primarily resulted from increasing market interest rates during 2021, which decreased the fair value of investment securities.

Also included in stockholders’ equity at June 30, 2021, were realized gains (net of taxes) on the Company’s cash flow hedge (interest rate swap), which was terminated in March 2020, totaling $26.8 million. This amount, plus associated deferred taxes, is expected to be accreted to interest income over the remaining term of the original interest rate swap contract, which was to end in October 2025. At June 30, 2021, the remaining pre-tax amount to be recorded in interest income was $34.7 million. The net effect on total stockholders’ equity over time will be no impact as the reduction of this realized gain will be offset by an increase in retained earnings (as the interest income flows through pre-tax income).

On a preliminary basis, as of June 30, 2021, the Company’s Tier 1 Leverage Ratio was 11.0%, Common Equity Tier 1 Capital Ratio was 13.0%, Tier 1 Capital Ratio was 13.6%, and Total Capital Ratio was 18.1%. On June 30, 2021, and on a preliminary basis, the Bank’s Tier 1 Leverage Ratio was 11.7%, Common Equity Tier 1 Capital Ratio was 14.4%, Tier 1 Capital Ratio was 14.4%, and Total Capital Ratio was 15.6%.

On June 30, 2021, the Company announced its intention to redeem on August 15, 2021 all of the Company’s outstanding 5.25% fixed-to-floating rate subordinated notes due August 15, 2026, with an aggregate principal balance of $75 million. The total redemption price will be 100% of the aggregate principal balance of the subordinated notes plus accrued and unpaid interest. The Company will utilize excess cash on hand for the redemption payment. The annual combined interest expense and amortization of deferred issuance costs on these subordinated notes has been approximately $4.3 million.

During the three months ended June 30, 2021, the Company repurchased 67,514 shares of its common stock at an average price of $54.50 and declared a regular quarterly cash dividend of $0.34 per common share, which reduced stockholders’ equity. During the six months ended June 30, 2021, the Company repurchased 142,379 shares of its common stock at an average price of $52.39 and declared regular cash dividends of $0.68 per common share.

LOANS

Total gross loans (including the undisbursed portion of loans), excluding FDIC-assisted acquired loans and mortgage loans held for sale, decreased $40.0 million, or 0.8%, from $5.13 billion at December 31, 2020, to $5.09 billion at June 30, 2021. This decrease was primarily in construction loans ($41 million), consumer auto loans ($23 million), and commercial business loans ($65 million). The decrease in commercial business loans was the result of repayment of PPP loans. These decreases were offset by increases in other residential (multi-family) loans ($18 million), single family real estate loans ($46 million), and commercial real estate loans ($31 million). The FDIC-assisted acquired loan portfolios had net decreases totaling $7.6 million and $14.3 million during the three and six months ended June 30, 2021. Outstanding net loan receivable balances decreased $82.5 million, from $4.30 billion at December 31, 2020 to $4.21 billion at June 30, 2021. For further information about the Company’s loan portfolio, please see the quarterly loan portfolio presentation available on the Company’s Investor Relations website under “Presentations.”

Loan commitments and the unfunded portion of loans at the dates indicated were as follows (in thousands):

	June 2021	March 2021	December 2020	December 2019	December 2018

Closed non-construction loans with unused available lines
Secured by real estate (one- to four-family)	$173,644	$170,353	$164,480	$155,831	$150,948
Secured by real estate (not one- to four-family)	20,269	25,754	22,273	19,512	11,063
Not secured by real estate - commercial business	75,476	71,132	77,411	83,782	87,480

Closed construction loans with unused available lines
Secured by real estate (one-to four-family)	63,471	52,653	42,162	48,213	37,162
Secured by real estate (not one-to four-family)	847,486	812,111	823,106	798,810	906,006

Loan commitments not closed
Secured by real estate (one-to four-family)	66,037	93,229	85,917	69,295	24,253
Secured by real estate (not one-to four-family)	55,216	50,883	45,860	92,434	104,871
Not secured by real estate - commercial business	—	3,119	699	—	405

	$1,301,599	$1,279,234	$1,261,908	$1,267,877	$1,322,188

PROVISION FOR CREDIT LOSSES AND ALLOWANCE FOR CREDIT LOSSES

The Company adopted ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, effective January 1, 2021. The CECL methodology replaces the incurred loss methodology with a lifetime “expected credit loss” measurement objective for loans, held-to-maturity debt securities and other receivables measured at amortized cost at the time the financial asset is originated or acquired. This standard requires the consideration of historical loss experience and current conditions adjusted for reasonable and supportable economic forecasts. Our 2020 financial statements were prepared under the incurred loss methodology standard. Upon adoption of the CECL accounting standard, we increased the balance of our allowance for credit losses related to outstanding loans by $11.6 million and created a liability for potential losses related to the unfunded portion of our loans and commitments of approximately $8.7 million. The after-tax effect reduced our retained earnings by approximately $14.2 million. The adjustment was based upon the Company’s analysis of current conditions, assumptions and economic forecasts at January 1, 2021.

Management estimates the allowance balance using relevant available information, from internal and external sources, relating to past events, current conditions, and reasonable and supportable forecasts. Historical credit loss experience provides the basis for the estimation of expected credit losses. Adjustments to historical loss information are made for differences in current loan-specific risk characteristics such as differences in underwriting standards, portfolio mix, delinquency level, or term as well as for changes in environmental conditions, such as changes in the national unemployment rate, commercial real estate price index, housing price index and national retail sales index.

Worsening economic conditions from the COVID-19 pandemic, higher inflation or interest rates, or other factors may lead to increased losses in the portfolio and/or requirements for an increase in provision expense. Management maintains various controls in an attempt to limit future losses, such as a watch list of problem loans and potential problem loans, documented loan administration policies and loan review staff to review the quality and anticipated collectability of the portfolio. Additional procedures provide for frequent management review of the loan portfolio based on loan size, loan type, delinquencies, financial analysis, on-going correspondence with borrowers and problem loan work-outs. Management determines which loans are potentially uncollectible, or represent a greater risk of loss, and makes additional provisions to expense, if necessary, to maintain the allowance at a satisfactory level.

During the quarter ended June 30, 2021, the Company recorded a negative provision expense of $1.0 million on its portfolio of outstanding loans, compared to a $6.0 million provision expense recorded for the quarter ended June 30, 2020. During the six months ended June 30, 2021, the Company recorded a negative provision expense of $700,000 on its portfolio of outstanding loans, compared to a $9.9 million provision expense recorded for the six months ended June 30, 2020. In the quarter ended June 30, 2021, the Company experienced net charge-offs of $100,000. Total net charge-offs were $127,000 for the three months ended June 30, 2020. Total net charge-offs were $36,000 and $365,000 for the six months ended June 30, 2021 and 2020, respectively. The provision for losses on unfunded commitments for the three and six months ended June 30, 2021 was a credit of $307,000 and $981,000, respectively, as the level and mix of unfunded commitments resulted in a decrease in the required reserve for such potential losses. General market conditions and unique circumstances related to specific industries and individual projects contributed to the level of provisions and charge-offs. In 2020, due to the COVID-19 pandemic and its effects on the overall economy and unemployment, the Company increased its provision for credit losses and increased its allowance for credit losses, even though actual realized net charge-offs were very low.

The Bank’s allowance for credit losses as a percentage of total loans was 1.56%, 1.32% and 1.56% at June 30, 2021, December 31, 2020 and March 31, 2021, respectively. Prior to January 1, 2021, the ratio excluded the FDIC-assisted acquired loans. Management considers the allowance for credit losses adequate to cover losses inherent in the Bank’s loan portfolio at June 30, 2021, based on recent reviews of the Bank’s loan portfolio and current economic conditions. If challenging economic conditions were to last longer than anticipated or deteriorate further or management’s assessment of the loan portfolio were to change, additional loan loss provisions could be required, thereby adversely affecting the Company’s future results of operations and financial condition.

ASSET QUALITY

Prior to adoption of the CECL accounting standard on January 1, 2021, FDIC-acquired non-performing assets, including foreclosed assets and potential problem loans, were not included in the totals or in the discussion of non-performing loans, potential problem loans and foreclosed assets. These assets were initially recorded at their estimated fair values as of their acquisition dates and accounted for in pools. The loan pools were analyzed rather than the individual loans. The performance of the loan pools acquired in each of the Company’s five FDIC-assisted transactions has been better than expectations as of the acquisition dates. In the tables below, FDIC-acquired assets are included in their particular collateral categories and then the total FDIC-acquired assets are subtracted from the total balances.

At June 30, 2021, non-performing assets, excluding all FDIC-acquired assets, were $5.5 million, an increase of $1.7 million from $3.8 million at December 31, 2020, and a decrease of $1.2 million from $6.7 million at March 31, 2021. Non-performing assets as a percentage of total assets were 0.10% at June 30, 2021, compared to 0.07% at December 31, 2020 and 0.12% at March 31, 2021. As a result of changes in balances and composition of the loan portfolio, changes in economic and market conditions and other factors specific to a borrower’s circumstances, the level of non-performing assets will fluctuate.

Compared to December 31, 2020 and March 31, 2021, and excluding all FDIC-acquired loans, non-performing loans increased $2.4 million and decreased $584,000, respectively, to $5.4 million at June 30, 2021, and foreclosed assets decreased $643,000 and $570,000, respectively, to $134,000 at June 30, 2021. Including all FDIC-acquired loans, when compared to December 31, 2020 and March 31, 2021, non-performing loans increased $939,000 and decreased $1.7 million, respectively, to $7.8 million at June 30, 2021, and foreclosed assets decreased $474,000 and $570,000, respectively, to $749,000 at June 30, 2021. Non-performing commercial real estate loans comprised $3.3 million, or 42.3%, of the total non-performing loans at June 30, 2021, a decrease of $86,000 from March 31, 2021. Non-performing one- to four-family residential loans comprised $3.1 million, or 39.4%, of the total non-performing loans at June 30, 2021, a decrease of $1.1 million from March 31, 2021. The majority of the non-performing FDIC-acquired loans are in the one- to four-family category. Non-performing consumer loans comprised $869,000, or 11.1%, of the total non-performing loans at June 30, 2021, a decrease of $147,000 from March 31, 2021. Non-performing construction and land development loans comprised $468,000, or 6.0%, of the total non-performing loans at June 30, 2021, a decrease of $154,000 from March 31, 2021. Non-performing commercial business loans comprised $99,000, or 1.2%, of the total non-performing loans at June 30, 2021, a decrease of $7,000 from March 31, 2021.

Compared to December 31, 2020 and March 31, 2021, and excluding all FDIC-acquired loans, potential problem loans decreased $985,000 and $265,000, respectively, to $3.3 million at June 30, 2021. Due to the impact on economic conditions from COVID-19, it is possible that we could experience an increase in potential problem loans in the remainder of 2021. As noted, we experienced an increased level of loan modifications in late March through June 2020; however, total loan modifications were much lower at December 31, 2020, and decreased further at June 30, 2021. In accordance with the CARES Act and guidance from the banking regulatory agencies, we made certain short-term modifications to loan terms to help our customers navigate through the current pandemic situation. Although loan modifications were made, they did not automatically result in these loans being classified as troubled debt restructurings, potential problem loans or non-performing loans. If more severe or lengthier negative impacts of the COVID-19 pandemic occur or the effects of the SBA loan programs and other loan and stimulus programs do not enable companies and individuals to completely recover financially, this could result in additional and/or longer-term modifications, which may be deemed to be troubled debt restructurings, additional potential problem loans and/or additional non-performing loans. Further actions on our part, including additions to the allowance for credit losses, could result.

Activity in the non-performing loans categories during the quarter ended June 30, 2021, was as follows:

	Beginning Balance, April 1	Additions to Non- Performing	Removed from Non- Performing	Transfers to Potential Problem Loans	Transfers to Foreclosed Assets and Repossessions	Charge- Offs	Payments	Ending Balance, June 30

	(In thousands)
One- to four-family construction	$—	$—	$—	$—	$—	$—	$—	$—
Subdivision construction	—	—	—	—	—	—	—	—
Land development	622	—	—	—	—	(154)	—	468
Commercial construction	—	—	—	—	—	—	—	—
One- to four-family residential	4,223	142	(528)	—	—	(57)	(699)	3,081
Other residential	185	—	(185)	—	—	—	—	—
Commercial real estate	3,394	—	(86)	—	—	—	—	3,308
Commercial business	106	—	—	—	—	—	(7)	99
Consumer	1,016	71	(52)	—	(32)	(52)	(82)	869
Total non-performing loans	9,546	213	(851)	—	(32)	(263)	(788)	7,825
Less: FDIC-acquired loans	3,576	—	(742)	—	—	(29)	(366)	2,439

Total non-performing loans net of FDIC-acquired loans	$5,970	$213	$(109)	$—	$(32)	$(234)	$(422)	$5,386

At June 30, 2021, the non-performing one- to four-family residential category included 52 loans, three of which were added during the current quarter. The largest relationship in the category totaled $340,000, or 11.0% of the total category. The non-performing commercial real estate category included five loans, none of which were added during the current quarter. The largest relationship in the category, which totaled $2.4 million, or 71.2% of the total category, was added during the first quarter of 2021 and is collateralized by an office building in the Chicago, Ill., area. The non-performing consumer category included 47 loans, seven of which were added during the current quarter, and the majority of which are indirect used automobile loans. The non-performing land development category consisted of one loan added during the first quarter of 2021, which totaled $468,000 and is collateralized by unimproved zoned vacant ground in southern Illinois.

Activity in the potential problem loans category during the quarter ended June 30, 2021, was as follows:

	Beginning Balance, April 1	Additions to Potential Problem	Removed from Potential Problem	Transfers to Non- Performing	Transfers to Foreclosed Assets and Repossessions	Charge- Offs	Payments	Ending Balance, June 30

	(In thousands)
One- to four-family construction	$—	$—	$—	$—	$—	$—	$—	$—
Subdivision construction	19	—	—	—	—	—	(2)	17
Land development	—	—	—	—	—	—	—	—
Commercial construction	—	—	—	—	—	—	—	—
One- to four-family residential	2,109	—	—	(52)	—	—	(252)	1,805
Other residential	—	—	—	—	—	—	—	—
Commercial real estate	2,514	—	—	—	—	—	(37)	2,477
Commercial business	—	—	—	—	—	—	—	—
Consumer	447	52	—	—	—	(17)	(86)	396
Total potential problem loans	5,089	52	—	(52)	—	(17)	(377)	4,695
Less: FDIC-acquired loans	1,486	—	—	—	—	—	(129)	1,357

Total potential problem loans net of FDIC-acquired loans	$3,603	$52	$—	$(52)	$—	$(17)	$(248)	$3,338

At June 30, 2021, the commercial real estate category of potential problem loans included three loans, none of which were added during the current quarter. The largest relationship in this category (added during 2018), which totaled $1.7 million, or 70.3% of the total category, is collateralized by a mixed use commercial retail building. Payments were current on this relationship at June 30, 2021. The one- to four-family residential category of potential problem loans included 29 loans, none of which were added during the current quarter. The largest relationship in this category totaled $314,000, or 17.4% of the total category. The consumer category of potential problem loans included 32 loans, five of which were added during the current quarter, and the majority of which are indirect used automobile loans.

Activity in foreclosed assets and repossessions during the quarter ended June 30, 2021, excluding $284,000 in properties which were not acquired through foreclosure, was as follows:

	Beginning Balance, April 1	Additions	ORE and Repossession Sales	Capitalized Costs	ORE and Repossession Write-Downs	Ending Balance, June 30

	(In thousands)
One-to four-family construction	$—	$—	$—	$—	$—	$—
Subdivision construction	169	—	(169)	—	—	—
Land development	682	—	(250)	—	—	432
Commercial construction	—	—	—	—	—	—
One- to four-family residential	293	—	(110)	—	—	183
Other residential	—	—	—	—	—	—
Commercial real estate	—	—	—	—	—	—
Commercial business	—	—	—	—	—	—
Consumer	175	155	(196)	—	—	134
Total foreclosed assets and repossessions	1,319	155	(725)	—	—	749
Less: FDIC-acquired assets	615	—	—	—	—	615

Total foreclosed assets and repossessions net of FDIC-acquired assets	$704	$155	$(725)	$—	$—	$134

At June 30, 2021, the land development category of foreclosed assets consisted of one property in central Iowa (this was an FDIC-acquired asset), which was added prior to 2021. The one- to four-family residential category of foreclosed assets consisted of two properties (both of which were FDIC-acquired assets), both of which were added during the three months ended March 31, 2021. The amount of additions and sales in the consumer category are due to the volume of repossessions of automobiles, which generally are subject to a shorter repossession process. During the three months ended June 30, 2021, the Company sold its remaining foreclosed real estate assets, other than the three FDIC-acquired properties discussed here.

BUSINESS INITIATIVES

The Company’s banking center network continues to evolve. In the Joplin, Missouri, market, the Company purchased a banking facility in the fourth quarter of 2019 vacated by another financial institution, which included a contractual black-out period that ended in April 2021. A third party vendor has been engaged by the Company to redesign this facility as a “bank of the future” prototype to incorporate evolving customer preferences. Variations of this prototype design may be utilized in other select banking centers in the Company’s footprint in the future. The Company expects the new office in Joplin to open on September 20, 2021, whereupon the nearby leased banking center at 1710 E. 32nd Street will be consolidated into this new office. There are two banking centers currently serving the Joplin market.

On June 30, 2021, the Company notified holders that it will redeem on August 15, 2021, all of the Company’s outstanding 5.25% Fixed-to-Floating Rate Subordinated Notes (due August 15, 2026) having an aggregate principal amount of $75 million, in accordance with the terms of the Subordinated Notes. The Company will use excess cash on hand for the redemption payment. For more information, please see the Capital section of this news release.

The Company’s Chief Operating Officer, Doug Marrs, retired from the Company on July 6, 2021. Marrs joined Great Southern in 1996, with his banking career spanning 43 years. During his tenure at Great Southern, the Company grew from less than $1 billion in assets with operations primarily in the southwest Missouri region, to $5.6 billion in assets with operations in eleven states. Marrs announced his retirement more than a year ago to ensure a smooth management transition. His successor, Mark Maples, is a banking veteran with 39 years of banking experience, 16 years of which have been with Great Southern.

The Company will host a conference call on Thursday, July 22, 2021, at 2:00 p.m. Central Time to discuss second quarter 2021 preliminary earnings. Individuals interested in listening to the conference call may dial 1.833.832.5121 and enter the passcode 9585774. The call will be available live or in a recorded version at the Company’s Investor Relations website, http://investors.greatsouthernbank.com.

Headquartered in Springfield, Mo., Great Southern offers a broad range of banking services to customers. The Company operates 94 retail banking centers in Missouri, Iowa, Kansas, Minnesota, Arkansas and Nebraska and commercial lending offices in Atlanta, Chicago, Dallas, Denver, Omaha, Neb., and Tulsa, Okla. The common stock of Great Southern Bancorp, Inc. is listed on the Nasdaq Global Select Market under the symbol "GSBC."

www.GreatSouthernBank.com

Forward-Looking Statements

When used in this press release and in other documents filed or furnished by Great Southern Bancorp, Inc. (the “Company”) with the SEC, in the Company's other press releases or other public or stockholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases “may,” “might,” “could,” “should,” "will likely result," "are expected to," "will continue," "is anticipated," “believe,” "estimate," "project," "intends" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements also include, but are not limited to, statements regarding plans, objectives, expectations or consequences of announced transactions, known trends and statements about future performance, operations, products and services of the Company. The Company’s ability to predict results or the actual effects of future plans or strategies is inherently uncertain, and the Company’s actual results could differ materially from those contained in the forward-looking statements. The novel coronavirus disease, or COVID-19, pandemic has adversely affected the Company, its customers, counterparties, employees, and third-party service providers, and the ultimate extent of the impacts on the Company’s business, financial position, results of operations, liquidity, and prospects is uncertain. While general business and economic conditions have recently improved, increases in unemployment rates, or turbulence in domestic or global financial markets could adversely affect the Company’s revenues and the values of its assets and liabilities, reduce the availability of funding, lead to a tightening of credit, and further increase stock price volatility. In addition, changes to statutes, regulations, or regulatory policies or practices as a result of, or in response to, COVID-19, could affect the Company in substantial and unpredictable ways.

Other factors that could cause or contribute to such differences include, but are not limited to: (i) expected revenues, cost savings, earnings accretion, synergies and other benefits from the Company's  merger and acquisition activities might not be realized within the anticipated time frames or at all, and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected; (ii) changes in economic conditions, either nationally or in the Company's market areas; (iii) fluctuations in interest rates; (iv) the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for credit losses; (v) the possibility of impairments of securities held in the Company's investment portfolio; (vi) the Company's ability to access cost-effective funding; (vii) fluctuations in real estate values and both residential and commercial real estate market conditions; (viii) the ability to adapt successfully to technological changes to meet customers' needs and developments in the marketplace; (ix) the possibility that security measures implemented might not be sufficient to mitigate the risk of a cyber-attack or cyber theft, and that such security measures might not protect against systems failures or interruptions; (x) legislative or regulatory changes that adversely affect the Company's business, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and its implementing regulations, the overdraft protection regulations and customers' responses thereto and the Tax Cut and Jobs Act; (xi) changes in accounting policies and practices or accounting standards; (xii) monetary and fiscal policies of the Federal Reserve Board and the U.S. Government and other governmental initiatives affecting the financial services industry; (xiii) results of examinations of the Company and Great Southern Bank by their regulators, including the possibility that the regulators may, among other things, require the Company to limit its business activities, change its business mix, increase its allowance for credit losses, write-down assets or increase its capital levels, or affect its ability to borrow funds or maintain or increase deposits, which could adversely affect its liquidity and earnings; (xiv) costs and effects of litigation, including settlements and judgments; (xv) competition; (xvi) uncertainty regarding the future of LIBOR and potential replacement indexes; and (xvii) natural disasters, war, terrorist activities or civil unrest and their effects on economic and business environments in which the Company operates. The Company wishes to advise readers that the factors listed above and other risks described from time to time in documents filed or furnished by the Company with the SEC could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake-and specifically declines any obligation- to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

The following tables set forth selected consolidated financial information of the Company at the dates and for the periods indicated. Financial data at all dates and for all periods is unaudited. In the opinion of management, all adjustments, which consist only of normal recurring accrual adjustments, necessary for a fair presentation of the results at and for such unaudited dates and periods have been included. The results of operations and other data for the three and six months ended June 30, 2021 and 2020, and the three months ended March 31, 2021, are not necessarily indicative of the results of operations which may be expected for any future period.

	June 30,	December 31,
	2021	2020

	(In thousands)
Selected Financial Condition Data:
Total assets	$5,577,582	$5,526,420
Loans receivable, gross	4,291,648	4,361,807
Allowance for credit losses	66,602	55,743
Other real estate owned, net	1,033	1,877
Available-for-sale securities, at fair value	450,840	414,933
Deposits	4,566,353	4,516,903
Total borrowings	334,087	339,863
Total common stockholders’ equity	629,557	629,741
Non-performing assets, excluding FDIC-acquired assets	5,520	3,820
Non-performing FDIC-acquired assets	3,054	4,289

	Three Months Ended		Six Months Ended		Three Months Ended
	June 30,		June 30,		March 31,
	2021	2020	2021	2020	2021

	(In thousands)
Selected Operating Data:
Interest income	$50,452	$54,011	$101,085	$111,485	$50,633
Interest expense	5,768	10,556	12,312	23,092	6,544
Net interest income	44,684	43,455	88,773	88,393	44,089
Provision (credit) for credit losses on loans and unfunded commitments	(1,307)	6,000	(1,681)	9,871	(374)
Non-interest income	9,585	8,261	19,321	15,627	9,736
Non-interest expense	30,191	29,349	60,512	60,163	30,321
Provision for income taxes	5,271	3,164	10,281	5,915	5,010
Net income and net income available to common shareholders	$20,114	$13,203	$38,982	$28,071	$18,868

	At or For the Three Months Ended		At or For the Six Months Ended		At or For the Three Months Ended
	June 30,		June 30,		March 31,
	2021	2020	2021	2020	2021

	(Dollars in thousands, except per share data)
Per Common Share:
Net income (fully diluted)	$1.46	$0.93	$2.82	$1.98	$1.36
Book value	$46.09	$44.50	$46.09	$44.50	$44.65

Earnings Performance Ratios:
Annualized return on average assets	1.44%	0.98%	1.41%	1.08%	1.38%
Annualized return on average common stockholders’ equity	12.84%	8.45%	12.51%	9.18%	12.18%
Net interest margin	3.35%	3.39%	3.38%	3.61%	3.41%
Average interest rate spread	3.18%	3.12%	3.20%	3.32%	3.23%
Efficiency ratio	55.63%	56.75%	55.98%	57.84%	56.33%
Non-interest expense to average total assets	2.16%	2.17%	2.19%	2.32%	2.22%

Asset Quality Ratios:
Allowance for credit losses to period-end loans (1)	1.56%	1.14%	1.56%	1.14%	1.56%
Non-performing assets to period-end assets (1)	0.15%	0.14%	0.15%	0.14%	0.19%
Non-performing loans to period-end loans (1)	0.18%	0.12%	0.18%	0.12%	0.22%
Annualized net charge-offs (recoveries) to average loans	0.01%	0.01%	0.00%	0.02%	(0.01)%

(1)	Prior to January 1, 2021, these ratios excluded the FDIC-assisted acquired loans.

Great Southern Bancorp, Inc. and Subsidiaries

Consolidated Statements of Financial Condition

(In thousands, except number of shares)

	June 30, 2021	December 31, 2020	March 31, 2021

	(In thousands)
Assets
Cash	$98,869	$92,403	$95,102
Interest-bearing deposits in other financial institutions	582,935	471,326	517,454
Cash and cash equivalents	681,804	563,729	612,556

Available-for-sale securities	450,840	414,933	457,668
Mortgage loans held for sale	18,870	17,780	30,492
Loans receivable (1), net of allowance for credit losses of $66,602– June 2021; $55,743– December 2020; $67,702– March 2021	4,214,267	4,296,804	4,285,737
Interest receivable	11,966	12,793	13,027
Prepaid expenses and other assets	42,327	58,889	43,009
Other real estate owned and repossessions (2), net	1,033	1,877	1,851
Premises and equipment, net	136,246	139,170	137,684
Goodwill and other intangible assets	6,397	6,944	6,655
Federal Home Loan Bank stock and other interest earning assets	6,755	9,806	6,655
Current and deferred income taxes	7,077	3,695	8,436

Total Assets	$5,577,582	$5,526,420	$5,603,770

Liabilities and Stockholders’ Equity
Liabilities
Deposits	$4,566,353	$4,516,903	$4,626,936
Securities sold under reverse repurchase agreements with customers	158,367	164,174	140,666
Short-term borrowings	1,183	1,518	2,636
Subordinated debentures issued to capital trust	25,774	25,774	25,774
Subordinated notes	148,763	148,397	148,580
Accrued interest payable	2,256	2,594	2,444
Advances from borrowers for taxes and insurance	8,728	7,536	7,909
Accounts payable and accrued expenses	28,892	29,783	29,351
Liability for unfunded commitments	7,709	—	8,017
Total Liabilities	4,948,025	4,896,679	4,992,313

Stockholders’ Equity
Capital stock
Preferred stock, $.01 par value; authorized 1,000,000 shares; issued and outstanding June 2021, December 2020 and March 2021 -0- shares	—	—	—
Common stock, $.01 par value; authorized 20,000,000 shares; issued and outstanding June 2021 – 13,659,357 shares; December 2020 – 13,752,605 shares; March 2021 – 13,693,644 shares	137	138	137
Additional paid-in capital	36,880	35,004	35,661
Retained earnings	550,301	541,448	537,969
Accumulated other comprehensive gain	42,239	53,151	37,690
Total Stockholders’ Equity	629,557	629,741	611,457

Total Liabilities and Stockholders’ Equity	$5,577,582	$5,526,420	$5,603,770

(1)	At June 30, 2021, December 31, 2020 and March 31, 2021, includes loans totaling $84.4 million, $98.6 million and $91.9 million, respectively, which were acquired in FDIC-assisted transactions and were accounted for under ASC 310-30 prior to January 1, 2021.
(2)	At June 30, 2021, December 31, 2020 and March 31, 2021, includes foreclosed assets, net of discounts, totaling $615,000, $446,000 and $615,000, respectively, which were acquired in FDIC-assisted transactions. In addition, June 30, 2021, December 31, 2020 and March 31, 2021, includes $284,000, $654,000 and $532,000, respectively, of properties which were not acquired through foreclosure, but are held for sale.

Great Southern Bancorp, Inc. and Subsidiaries

Consolidated Statements of Income

(In thousands, except per share data)

	Three Months Ended		Six Months Ended		Three Months Ended
	June 30,		June 30,		March 31,
	2021	2020	2021	2020	2021

Interest Income
Loans	$47,360	$50,848	$95,069	$104,978	$47,709
Investment securities and other	3,092	3,163	6,016	6,507	2,924
	50,452	54,011	101,085	111,485	50,633
Interest Expense
Deposits	3,457	9,041	7,679	19,618	4,222
Short-term borrowings and repurchase agreements	10	10	19	659	9
Subordinated debentures issued to capital trust	113	167	226	383	113
Subordinated notes	2,188	1,338	4,388	2,432	2,200
	5,768	10,556	12,312	23,092	6,544

Net Interest Income	44,684	43,455	88,773	88,393	44,089
Provision (Credit) for Credit Losses on Loans	(1,000)	6,000	(700)	9,871	300
Provision (Credit) for Unfunded Commitments	(307)	—	(981)	—	(674)
Net Interest Income After Provision (Credit) for Credit Losses and Provision (Credit) for Unfunded Commitments	45,991	37,455	90,454	78,522	44,463

Noninterest Income
Commissions	370	176	652	442	282
Overdraft and Insufficient funds fees	1,528	1,136	2,972	3,077	1,444
POS and ATM fee income and service charges	3,971	3,004	7,329	5,821	3,358
Net gains on loan sales	2,613	1,841	5,301	2,430	2,688
Late charges and fees on loans	358	468	659	824	301
Net realized gains on sales of available-for-sale securities	—	78	—	78	—
Gain (loss) on derivative interest rate products	(179)	(106)	295	(514)	474
Other income	924	1,664	2,113	3,469	1,189
	9,585	8,261	19,321	15,627	9,736

Noninterest Expense
Salaries and employee benefits	17,934	16,830	35,054	34,999	17,120
Net occupancy and equipment expense	6,706	6,707	13,768	13,473	7,062
Postage	750	777	1,628	1,546	878
Insurance	759	534	1,519	916	760
Advertising	605	437	1,190	1,057	585
Office supplies and printing	161	301	438	535	277
Telephone	868	1,005	1,749	1,917	881
Legal, audit and other professional fees	531	664	1,178	1,262	647
Expense on other real estate and repossessions	102	268	370	747	268
Partnership tax credit investment amortization	25	—	50	—	25
Acquired deposit intangible asset amortization	258	289	547	577	289
Other operating expenses	1,492	1,537	3,021	3,134	1,529
	30,191	29,349	60,512	60,163	30,321
Income Before Income Taxes	25,385	16,367	49,263	33,986	23,878
Provision for Income Taxes	5,271	3,164	10,281	5,915	5,010

Net Income and Net Income Available to Common Shareholders	$20,114	$13,203	$38,982	$28,071	$18,868

Earnings Per Common Share
Basic	$1.47	$0.94	$2.84	$1.99	$1.38
Diluted	$1.46	$0.93	$2.82	$1.98	$1.36

Dividends Declared Per Common Share	$0.34	$0.34	$0.68	$1.68	$0.34

Average Balances, Interest Rates and Yields

The following table presents, for the periods indicated, the total dollar amounts of interest income from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and the net interest margin. Average balances of loans receivable include the average balances of non-accrual loans for each period. Interest income on loans includes interest received on non-accrual loans on a cash basis. Interest income on loans includes the amortization of net loan fees, which were deferred in accordance with accounting standards. Net fees included in interest income were $2.5 million and $1.5 million for the three months ended June 30, 2021 and 2020, respectively. Net fees included in interest income were $5.0 million and $2.6 million for the six months ended June 30, 2021 and 2020, respectively. Tax-exempt income was not calculated on a tax equivalent basis. The table does not reflect any effect of income taxes.

	June 30, 2021(1)	Three Months Ended June 30, 2021			Three Months Ended June 30, 2020

		Average		Yield/	Average		Yield/
	Yield/Rate	Balance	Interest	Rate	Balance	Interest	Rate

	(Dollars in thousands)
Interest-earning assets:
Loans receivable:
One- to four-family residential	3.44%	$675,562	$6,361	3.78%	$652,281	$7,432	4.58%
Other residential	4.23	1,017,578	11,216	4.42	936,541	10,940	4.70
Commercial real estate	4.23	1,580,335	16,857	4.28	1,533,078	17,390	4.56
Construction	4.18	580,277	6,529	4.51	636,914	7,612	4.81
Commercial business	3.87	291,902	3,545	4.87	340,872	3,361	3.97
Other loans	4.93	222,004	2,644	4.78	293,432	3,891	5.33
Industrial revenue bonds	4.45	14,509	208	5.74	9,757	222	9.16

Total loans receivable	4.34	4,382,167	47,360	4.33	4,402,875	50,848	4.64

Investment securities	2.65	459,959	2,961	2.58	433,410	3,082	2.86
Other interest-earning assets	0.15	514,681	131	0.10	321,414	81	0.10

Total interest-earning assets	3.73	5,356,807	50,452	3.78	5,157,699	54,011	4.21
Non-interest-earning assets:
Cash and cash equivalents		99,333			97,468
Other non-earning assets		128,702			148,031
Total assets		$5,584,842			$5,403,198

Interest-bearing liabilities:
Interest-bearing demand and savings	0.14	$2,312,284	1,038	0.18	$1,838,077	1,862	0.41
Time deposits	0.74	1,212,900	2,419	0.80	1,789,349	7,179	1.61
Total deposits	0.34	3,525,184	3,457	0.39	3,627,426	9,041	1.00
Short-term borrowings and repurchase agreements	0.03	143,571	10	0.03	162,346	10	0.03
Subordinated debentures issued to capital trust	1.78	25,774	113	1.76	25,774	167	2.60
Subordinated notes	5.91	148,676	2,188	5.90	89,840	1,338	5.99

Total interest-bearing liabilities	0.56	3,843,205	5,768	0.60	3,905,386	10,556	1.09
Non-interest-bearing liabilities:
Demand deposits		1,071,441			833,251
Other liabilities		43,402			39,824
Total liabilities		4,958,048			4,778,461
Stockholders’ equity		626,794			624,737
Total liabilities and stockholders’ equity		$5,584,842			$5,403,198

Net interest income:
Interest rate spread	3.17%		$44,684	3.18%		$43,455	3.12%
Net interest margin*				3.35%			3.39%
Average interest-earning assets to average interest-bearing liabilities		139.4%			132.1%

*Defined as the Company’s net interest income divided by average total interest-earning assets.

(1)	The yield on loans at June 30, 2021, does not include the impact of the adjustments to the accretable yield (income) on loans acquired in the FDIC-assisted transactions. See “Net Interest Income” for a discussion of the effect on results of operations for the three months ended June 30, 2021.

	June 30, 2021(1)	Six Months Ended June 30, 2021			Six Months Ended June 30, 2020

		Average		Yield/	Average		Yield/
	Yield/Rate	Balance	Interest	Rate	Balance	Interest	Rate

	(Dollars in thousands)
Interest-earning assets:
Loans receivable:
One- to four-family residential	3.44%	$670,092	$12,878	3.88%	$628,076	$14,570	4.67%
Other residential	4.23	1,008,387	22,143	4.43	881,486	21,696	4.95
Commercial real estate	4.23	1,571,561	33,441	4.29	1,511,434	35,970	4.79
Construction	4.18	592,263	13,259	4.51	673,444	17,335	5.18
Commercial business	3.87	307,579	7,433	4.87	305,016	6,552	4.32
Other loans	4.93	229,709	5,535	4.86	305,435	8,424	5.55
Industrial revenue bonds	4.45	14,715	380	5.21	10,015	431	8.65

Total loans receivable	4.34	4,394,306	95,069	4.36	4,314,906	104,978	4.89

Investment securities	2.65	437,452	5,778	2.66	409,206	6,165	3.03
Other interest-earning assets	0.15	467,317	238	0.10	205,768	342	0.33

Total interest-earning assets	3.73	5,299,075	101,085	3.85	4,929,880	111,485	4.55
Non-interest-earning assets:
Cash and cash equivalents		96,786			94,124
Other non-earning assets		131,059			159,353
Total assets		$5,526,920			$5,183,357

Interest-bearing liabilities:
Interest-bearing demand and savings	0.14	$2,250,972	2,232	0.20	$1,706,794	3,979	0.47
Time deposits	0.74	1,262,220	5,447	0.87	1,751,125	15,639	1.80
Total deposits	0.34	3,513,192	7,679	0.44	3,457,919	19,618	1.14
Short-term borrowings and repurchase agreements	0.03	144,852	19	0.03	213,700	659	0.62
Subordinated debentures issued to capital trust	1.78	25,774	226	1.77	25,774	383	2.99
Subordinated notes	5.91	148,595	4,388	5.95	82,087	2,432	5.96

Total interest-bearing liabilities	0.56	3,832,413	12,312	0.65	3,779,480	23,092	1.23
Non-interest-bearing liabilities:
Demand deposits		1,027,525			754,618
Other liabilities		43,645			37,385
Total liabilities		4,903,583			4,571,483
Stockholders’ equity		623,337			611,874
Total liabilities and stockholders’ equity		$5,526,920			$5,183,357

Net interest income:
Interest rate spread	3.17%		$88,773	3.20%		$88,393	3.32%
Net interest margin*				3.38%			3.61%
Average interest-earning assets to average interest-bearing liabilities		138.3%			130.4%

*Defined as the Company’s net interest income divided by average total interest-earning assets.

(1)	The yield on loans at June 30, 2021, does not include the impact of the adjustments to the accretable yield (income) on loans acquired in the FDIC-assisted transactions. See “Net Interest Income” for a discussion of the effect on results of operations for the three months ended June 30, 2021.

NON-GAAP FINANCIAL MEASURES

This document contains certain financial information determined by methods other than in accordance with accounting principles generally accepted in the United States (“GAAP”). These non-GAAP financial measures include core net interest income, core net interest margin and the tangible common equity to tangible assets ratio.

We calculate core net interest income and core net interest margin by subtracting the impact of adjustments regarding changes in expected cash flows related to pools of loans we acquired through FDIC-assisted transactions from reported net interest income and net interest margin. Management believes that core net interest income and core net interest margin are useful in assessing the Company’s core performance and trends, in light of the fluctuations that can occur related to updated estimates of the fair value of the loan pools acquired in the 2009, 2011, 2012 and 2014 FDIC-assisted transactions.

In calculating the ratio of tangible common equity to tangible assets, we subtract period-end intangible assets from common equity and from total assets. Management believes that the presentation of this measure excluding the impact of intangible assets provides useful supplemental information that is helpful in understanding our financial condition and results of operations, as it provides a method to assess management’s success in utilizing our tangible capital as well as our capital strength. Management also believes that providing a measure that excludes balances of intangible assets, which are subjective components of valuation, facilitates the comparison of our performance with the performance of our peers. In addition, management believes that this is a standard financial measure used in the banking industry to evaluate performance.

These non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP financial measures. Because not all companies use the same calculation of non-GAAP measures, this presentation may not be comparable to other similarly titled measures as calculated by other companies.

Non-GAAP Reconciliation: Core Net Interest Income and Core Net Interest Margin

	Three Months Ended				Six Months Ended
	June 30,				June 30,

	2021		2020		2021		2020

	(Dollars in thousands)
Reported net interest income/margin	$44,684	3.35%	$43,455	3.39%	$88,773	3.38%	$88,393	3.61%
Less:Impact of FDIC-assisted acquired loan accretion adjustments	428	0.04	1,537	0.12	1,119	0.04	3,403	0.14
Core net interest income/margin	$44,256	3.31%	$41,918	3.27%	$87,654	3.34%	$84,990	3.47%

Non-GAAP Reconciliation: Ratio of Tangible Common Equity to Tangible Assets

	June 30,	December 31,
	2021	2020

	(Dollars in thousands)
Common equity at period end	$629,557	$629,741
Less: Intangible assets at period end	6,397	6,944
Tangible common equity at period end (a)	$623,160	$622,797

Total assets at period end	$5,577,582	$5,526,420
Less: Intangible assets at period end	6,397	6,944
Tangible assets at period end (b)	$5,571,185	$5,519,476

Tangible common equity to tangible assets (a) / (b)	11.19%	11.28%